Avast and AVG All Hands Meeting July 2016 Exhibit 99.5

Important Forward-Looking Statements  This communication contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Avast and AVG operate; the uncertainty of regulatory approvals; the parties' ability to satisfy the conditions to the contemplated tender offer and consummate the transactions described in this communication; and AVG's performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AVG's SEC filings, including AVG's Annual Report on Form 20-F for the year ended December 31, 2015. These forward-looking statements speak only as of the date of this release and neither Avast nor AVG assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.   Additional Information and Where to Find It  The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of AVG or any other securities, nor is it a substitute for the tender offer materials that Avast will file with the SEC. The solicitation and offer to purchase ordinary shares of AVG will only be made pursuant to an Offer to Purchase, a related letter of transmittal and certain other tender offer documents. At the time the tender offer is commenced, Avast will file a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, and AVG will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC, each with respect to the tender offer. The tender offer statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents) and the solicitation/ recommendation statement will contain important information. AVG’s shareholders are urged to read the tender offer statement and Solicitation/Recommendation Statement, as they may be amended from time to time, as well as any other relevant documents filed with the SEC, when they become available, carefully and in their entirety because they will contain important information that holders of AVG’s securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of ordinary shares of AVG at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by AVG will be available free of charge on AVG’s website at www.URL.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, AVG files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by AVG at the SEC public reference room at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AVG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Better Together

Why are We Here? Two great tech companies, both founded in the Czech Republic with a long history of success want to join forces to have the scale to win We complement each other well, so we can better serve our customers We are better together

Why are We Better Together? Scale Geographic Breadth User Strength Growth

Scale Scale – Revenue ($m) Profitability Non-GAAP Adj. EBITDA ($m)(1)

Scale

Geographic Breadth 2015 Geographic Mix(2)

User Strength Users (M) as of Q4 2015

Growth Growth in the Carrier Channel Growth in SMB with stronger presence in Business Growth through satisfied customers in our core business with stronger threat detection network Growth in Apps through a stronger product offering Growth in new areas such as IoT because we will have the money to invest in innovative ideas

Next Steps Both companies believe in investing in development and innovation and to create a great working environment that helps employees flourish – that will not change Our target is to close on September 30th Until then, we need to focus on our objectives to make each company successful Please read the posted Q&A Do not hesitate to see your manager or executive if you have any questions